UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 26, 2008

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

0-8076	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(513) 534-5300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Fifth Third Bancorp (“Fifth Third” or “the Company”) submitted its application for participation in the Department of the Treasury’s (“Treasury”) Capital Purchase Program (“CPP”) on October 24, 2008 and received notice of its preliminary approval from Treasury on October 28, 2008 which was granted October 27, 2008. Fifth Third applied for a preferred stock investment in the amount of $3.46 billion. By letter dated November 12, 2008, Treasury informed Fifth Third to proceed with preparing the standard agreements required by Treasury. In order for Fifth Third to participate in the CPP, the Company must be able to issue and sell eligible preferred stock to Treasury upon certain standard terms required by Treasury.

These standard terms include certain express limited class voting rights, including the ability to elect two directors in the event that dividends have not been paid on the preferred stock for an aggregate of six quarters, whether or not consecutive. Fifth Third’s Articles of Incorporation, however, provide that its preferred shares have no voting rights other than as required by Ohio law. It was not possible to reconcile the Treasury’s standard terms and the provisions of Fifth Third’s Articles of Incorporation. In order to meet these standard terms as currently required by Treasury, Fifth Third has filed a preliminary proxy statement seeking shareholder approval to amend its Articles of Incorporation and Code of Regulations to provide for these limited class voting rights. The Special Meeting of Shareholders is currently tentatively scheduled for December 29, 2008. The receipt of the required shareholder approval at the Special Meeting would allow the Company to issue preferred stock on the Treasury’s standard terms.

The standard terms also require that preferred stock issued to Treasury rank senior to, or pari passu with, other preferred stock. Fifth Third’s outstanding Series D and Series E preferred stock with an aggregate par value of $9.25 million, assumed by Fifth Third in its purchase of Old Kent Financial Corporation in 2001, however, included provisions stating that this stock is senior to all other preferred stock. It was not possible to reconcile the Treasury’s standard terms and the Series D and Series E terms. In order to meet these standard terms, on November 26, 2008, the Company repurchased its Series D and Series E preferred stock for aggregate consideration in cash of $27.75 million. This purchase is expected to be accounted for as a retirement of the $9.25 million par value of Series D and Series E preferred stock and the remaining $18.5 million to be treated in a manner similar to the treatment of dividends paid to the holders of preferred stock.

As a result of the repurchase of these shares, the Series G preferred stock which had previously been subordinated to the Series D and Series E preferred stock is now the senior-most preferred stock in Fifth Third’s capital structure. It is anticipated the Treasury’s investment will rank pari passu with the Series G preferred shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

November 28, 2008	/s/ PAUL L. REYNOLDS
Paul L. Reynolds
Executive Vice President, Secretary and General Counsel